Duke REALTY

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY REPORTS THIRD QUARTER 2019 RESULTS

9.3 Percent Increase to Quarterly Dividend

26.8 Percent Growth in Rents on Leasing Activity

Quarterly Leasing Volume of 7.0 Million Square Feet

2019 Earnings and Development Guidance Updated

(INDIANAPOLIS, October 30, 2019) – Duke Realty Corporation (NYSE: DRE), the largest domestic-only, logistics REIT, today reported results for the third quarter 2019.

Jim Connor, Chairman and Chief Executive Officer, said, "I'm happy to announce our third quarter operating results, which were highlighted by 7.0 million square feet of leasing activity and continued strong rent growth on second generation leases. Through the lease-up of recently completed speculative developments and renewing or backfilling 83 percent of our expirations, we increased our in-service occupancy from 95.4 percent to 96.2 percent during the third quarter, which will continue to drive growth in total portfolio net operating income.

Same-property net operating income growth was 2.8 percent and 4.9 percent for the three and nine months ended September 30, 2019 compared to the same periods in 2018. Same-property net operating income for the third quarter of 2019 was negatively impacted by a previously announced tenant bankruptcy, which was immediately backfilled; the relocation of a tenant from two of our existing properties to one of our newly completed build-to-suit developments; and an exceptionally high, 98.8 percent, average commencement occupancy level in the third quarter of 2018.

We continue to see strong demand and excellent rent growth across our markets on second generation leases executed during the quarter. Our results are testimony to the location and quality of our properties, given that only five percent of our second generation leasing volume was completed in Tier 1 coastal markets. We believe that meaningful differences in supply, demand and pricing power exist among the individual sub-markets within the major metropolitan areas in which we operate. Our recent record at driving rental growth across

these markets is an indicator that we have concentrated our assets within the most desirable of these sub-markets.

Our continued success in driving strong rental rate growth and in the lease-up of our speculative developments at better rental rates, and ahead of our original underwriting timing, led us to increase our guidance for Core FFO.

Finally, we are pleased to be able to increase our quarterly dividend from $0.215 per share to $0.235 per share. This 9.3 percent increase to our quarterly dividend is based on our expectation of continued cash flow growth allowing us to maintain more-than-adequate coverage of our ongoing dividends."

Mark Denien, Executive Vice President and Chief Financial Officer, stated, "We generated significant capital from multiple sources during the third quarter of 2019 to fund our current and future development opportunities. We took advantage of the favorable interest rate environment to issue $175 million of unsecured notes at an effective rate of 2.8 percent, which will mature in December 2027. We issued $202 million of equity under our ATM program between early August and early October at an average price of $33.56 per share. We also completed $280 million of property sales in primarily Midwest markets. As the result of these transactions, we finished the third quarter with $121 million of cash on hand, in addition to $119 million of cash held in escrow for near-term tax deferred exchange transactions and no outstanding borrowings on our unsecured line of credit. These capital sources will be used to fund our significant development pipeline and prospects for future projects while continuing to target a debt-to-EBITDA ratio in the low five times.

Last week, we redeemed $250 million of our unsecured notes, which were set to mature in February 2021, leaving us with no significant debt maturities until June 2022. We will likely issue a new series of unsecured bonds in the near future to replace these notes and fund future development needs."

Quarterly Highlights

- A complete reconciliation, in dollars and per share amounts, of net income to funds from operations ("FFO"), as defined by NAREIT, as well as to Core FFO, is included in the financial tables included in this release.
- Net income was $0.62 per diluted share for the third quarter of 2019, compared to $0.15 per diluted share for the third quarter of 2018. Net income per diluted share increased as the result of significant gains on property sales recognized during the quarter.

- FFO, as defined by NAREIT, was $0.37 per diluted share for the third quarter of 2019, compared to $0.35 per diluted share for the third quarter of 2018. FFO per diluted share, as defined by NAREIT, increased due to continued growth in our asset base as well as strong operational performance.

- Core FFO was $0.37 per diluted share for the third quarter of 2019, compared to $0.35 per diluted share for the third quarter of 2018.

- Key indicators of the company's operating performance were as follows:
  - The company's stabilized portfolio was 97.9 percent leased at September 30, 2019, compared to 98.2 percent leased at June 30, 2019 and 97.9 percent leased at September 30, 2018.
  - The company's in-service portfolio was 96.2 percent leased at September 30, 2019 compared to 95.4 percent leased at June 30, 2019 and 96.8 percent leased at September 30, 2018.
  - The company's total portfolio, including properties under development, was 93.9 percent leased at September 30, 2019 compared to 93.4 percent leased at June 30, 2019 and 93.7 percent leased at September 30, 2018.
  - Tenant retention was 80.4 percent and 81.3 percent, respectively, for the three and nine months ended September 30, 2019.
  - Same-property net operating income growth was 2.8 percent and 4.9 percent for the three and nine month periods ended September 30, 2019 compared to the same periods in 2018.
  - Total leasing activity was 7.0 million square feet for the quarter.
  - Overall cash and annualized net effective rent growth on new and renewal leases was 13.7 percent and 26.8 percent, respectively, for the quarter.

- Capital transactions in the third quarter included:
  - Starting six new development projects with expected costs of $211 million that were 49 percent pre-leased;
  - Completing the $39 million acquisition of one property in South Florida; and
  - Property dispositions totaling $280 million.

Real Estate Investment Activity

Mr. Connor further stated, "During the third quarter we sold a portfolio of 18 buildings in Indianapolis, Cincinnati and Columbus for $218 million. The buildings in this 100 percent leased portfolio had an average age of 25 years with 48 percent of its square footage expiring within three years. The disposition of this portfolio is in line with our long-term strategy to

refine our geographic presence into more Tier 1 markets. We believe that this sale maximized our return on these properties when considering the capital expenditures that will be required to backfill this portfolio's upcoming lease expirations. We reinvested a small portion of the proceeds into a newly developed property in South Florida, which we believe will have better long-term growth potential, and we expect to use the remaining proceeds to fund development.

Development starts during the quarter were 49 percent leased, while our 7.2 million square foot development pipeline was 46 percent leased. We've consistently demonstrated our ability to lease up our speculative space, including executing 1.8 million square feet of leasing this quarter to stabilize seven speculative properties. Considering the prospective leases currently under negotiation, I expect that we will continue to make significant progress in the lease up of our speculative properties through the rest of the year.

Based on our expectations for the remainder of the year, with a strong backlog of build-to-suit development prospects, we have increased our annual guidance for development starts to a range of $1.0 billion to $1.15 billion."

Development

The third quarter included the following development activity:

Consolidated Properties

- The company started five development projects, with expected costs of $203 million, totaling 1.9 million square feet. These development starts included a 100 percent leased, 616,000 square foot project in Eastern Pennsylvania; a 100 percent leased, 210,000 square foot project in Atlanta; a 50 percent leased, 107,000 square foot project in Central Florida; an 800,000 square foot speculative project in Southern California; and a 209,000 square foot speculative project in Northern California.
- Six projects totaling 1.3 million square feet, which were 92 percent leased in total, were placed in service.

Unconsolidated Joint Venture Properties

- A fully leased, 133,000 square foot, building expansion in Indianapolis was started by a 50 percent-owned joint venture.

Acquisitions

The company acquired a 252,000 square foot project in South Florida, which was 100 percent leased.

Building Dispositions

Building dispositions totaled $280 million in the third quarter and included the following:

Consolidated Properties

- A 100 percent leased, 18 building portfolio of properties in Indianapolis, Cincinnati and Columbus totaling 4.1 million square feet;
- A 74 percent leased, six building portfolio of high office build-out properties in Atlanta totaling 298,000 square feet;
- A recently vacated property in Indianapolis totaling 425,000 square feet; and
- A 56 percent leased property in Minneapolis totaling 154,000 square feet.

Unconsolidated Joint Venture Properties

Two office properties, totaling 211,000 square feet and 55 percent leased, in Washington DC were sold by a 30 percent owned joint venture.

Distributions Declared

The company's board of directors declared a quarterly cash distribution on its common stock of $0.235 per share, or $0.94 per share on an annualized basis. The third quarter dividend will be payable on November 29, 2019 to shareholders of record on November 14, 2019.

2019 Earnings Guidance

A reconciliation of the company's guidance for diluted net income per common share to FFO, as defined by NAREIT, and to Core FFO is included in the financial tables to this release. The company revised its guidance for FFO, as defined by NAREIT, to $1.37 to $1.45 per diluted share from its previous guidance of $1.38 to $1.46 per diluted share.

Commenting on the company's 2019 guidance, Mr. Connor stated, "Due to our continued successes that I've elaborated on earlier in this release, we are increasing our guidance for Core FFO to a range of $1.42 to $1.46 per diluted share, from the previous range of $1.41 to $1.45 per diluted share."

Other guidance changes are as follows:

- The guidance for growth in same-property net operating income was revised to a range of 4.4 percent to 4.8 percent from the previous range of 4.0 percent to 5.0 percent;
- The estimate for development starts was increased to a range of $1.0 billion to $1.15 billion from the previous range of $900 million to $1.1 billion;
- The estimate for average percent leased within the company's in-service portfolio was revised to a range of 95.6 percent to 96.2 percent from the previous range of 94.9 percent to 96.5 percent;

- The estimate for building dispositions was revised to a range of $450 million to $500 million from the previous range of $350 million to $550 million; and
- The estimate for building acquisitions was increased to a range of $175 million to $225 million from the previous range of $100 million to $200 million.

More specific assumptions and components of the company's 2019 guidance will be available by 6:00 p.m. Eastern Time today through the Investor Relations section of the company's website. A number of factors could limit our ability to deliver results in line with our assumptions, such as interest rates, the economy, the supply and demand of industrial real estate, the availability and terms of financing to the company or potential buyers of real estate, and the timing and yield for dispositions and acquisitions. There can be no assurance that the company can achieve such results. Except as required, the company undertakes no duty to update forward looking statements.

FFO and AFFO Reporting Definitions

FFO: FFO is a non-GAAP performance measure computed in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT") Funds from Operations White Paper - 2018 Restatement. It is calculated as net income attributable to common shareholders computed in accordance with generally accepted accounting principles ("GAAP") , excluding depreciation and amortization related to real estate, gains and losses on sales of real estate assets (including real estate assets incidental to our business) and related taxes, gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business) and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities. We believe FFO to be most directly comparable to net income attributable to common shareholders as defined by GAAP. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include tax expenses or benefits related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the previous adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as "other income tax items"), gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities and the

expense impact of costs attributable to successful leasing activities. Although our calculation of Core FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance.

AFFO: AFFO is defined by the company as the Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense including interest rate hedge amortization, stock compensation expense and after similar adjustments for unconsolidated partnerships and joint ventures.

Same-Property Performance

The company includes same-property net operating income growth as a property-level supplemental measure of performance. The company utilizes same-property net operating income growth as a supplemental measure to evaluate property-level performance, and jointly-controlled properties are included at the company's ownership percentage.

A reconciliation of income from continuing operations before income taxes to same-property net operating income is included in the financial tables to this release. A description of the properties that are excluded from the company's same-property net operating income measure is included on page 16 of its September 30, 2019 supplemental information.

About Duke Realty Corporation

Duke Realty Corporation owns and operates approximately 155 million rentable square feet of industrial assets in 20 major logistics markets. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P 500 Index. More information about Duke Realty Corporation is available at www.dukerealty.com.

Third Quarter Earnings Call and Supplemental Information

Duke Realty Corporation is hosting a conference call tomorrow, October 31, 2019, at 3:00 p.m. ET to discuss its third quarter operating results. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company's website.

A copy of the company's supplemental information will be available by 6:00 p.m. ET today through the Investor Relations section of the company's website.

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company's future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company's abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company's ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments; (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company's common stock; (xii) the reduction in the company's income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks; (xv) the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments relating to any of items (i) – (xv). Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission. The company refers you to the section entitled "Risk Factors" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2018. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Investors:
Ron Hubbard
317.808.6060

Media:
Helen McCarthy
317.708.8010

Duke Realty Corporation and Subsidiaries
Consolidated Statement of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2019	2018	**2019**	2018
Revenues:				
Rental and related revenue	**$ 215,374**	$ 196,912	**$ 638,446**	$ 582,461
General contractor and service fee revenue	**25,955**	34,986	**104,838**	94,552
	241,329	231,898	**743,284**	677,013
Expenses:				
Rental expenses	**19,158**	17,268	**57,423**	53,558
Real estate taxes	**31,739**	31,515	**96,556**	93,857
General contractor and other services expenses	**23,640**	33,730	**99,415**	89,392
Depreciation and amortization	**83,924**	78,855	**242,920**	232,216
	158,461	161,368	**496,314**	469,023
Other operating activities:				
Equity in earnings of unconsolidated joint ventures	**3,736**	5,552	**12,594**	15,521
Gain on sale of properties	**173,646**	(107)	**204,075**	194,741
Gain on land sales	**3,869**	3,915	**6,569**	7,221
Other operating expenses	**(874)**	(1,104)	**(4,515)**	(3,902)
Non-incremental costs related to successful leases	**(1,123)**	—	**(6,726)**	—
General and administrative expenses	**(13,720)**	(8,959)	**(49,123)**	(43,441)
	165,534	(703)	**162,874**	170,140
Operating income	**248,402**	69,827	**409,844**	378,130
Other income (expenses):				
Interest and other income, net	**2,085**	4,129	**7,377**	13,319
Interest expense	**(22,604)**	(21,462)	**(68,246)**	(62,137)
Loss on debt extinguishment	**—**	(89)	**(13)**	(240)
Gain on involuntary conversion	**—**	—	**2,259**	—
Income from continuing operations, before income taxes	**227,883**	52,405	**351,221**	329,072
Income tax benefit (expense)	**536**	897	**(6,465)**	(9,495)
Income from continuing operations	**228,419**	53,302	**344,756**	319,577
Discontinued operations:				
Income before gain on sales	**—**	85	**—**	108
Gain on sale of properties	**112**	136	**366**	3,157
Income from discontinued operations	**112**	221	**366**	3,265
Net income	**228,531**	53,523	**345,122**	322,842
Net income attributable to noncontrolling interests	**(1,965)**	(498)	**(2,952)**	(3,009)
Net income attributable to common shareholders	**$ 226,566**	$ 53,025	**$ 342,170**	$ 319,833
Basic net income per common share:				
Continuing operations attributable to common shareholders	**$ 0.62**	$ 0.15	**$ 0.95**	$ 0.88
Discontinued operations attributable to common shareholders	**—**	—	**—**	0.01
Total	**$ 0.62**	$ 0.15	**$ 0.95**	$ 0.89
Diluted net income per common share:				
Continuing operations attributable to common shareholders	**$ 0.62**	$ 0.15	**$ 0.94**	$ 0.88
Discontinued operations attributable to common shareholders	**—**	—	**—**	0.01
Total	**$ 0.62**	$ 0.15	**$ 0.94**	$ 0.89

Duke Realty Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited and in thousands)

	September 30, 2019	December 31, 2018
ASSETS		
Real estate investments:		
Real estate assets	$ 7,691,643	$ 7,248,346
Construction in progress	469,218	477,162
Investments in and advances to unconsolidated joint ventures	110,815	110,795
Undeveloped land	307,973	360,816
	8,579,649	8,197,119
Accumulated depreciation	(1,427,180)	(1,344,176)
Net real estate investments	7,152,469	6,852,943
Real estate investments and other assets held-for-sale	23,739	1,082
Cash and cash equivalents	121,233	17,901
Accounts receivable	20,449	14,254
Straight-line rent receivable	123,689	109,334
Receivables on construction contracts, including retentions	24,186	41,215
Deferred leasing and other costs, net	315,579	313,799
Restricted cash held in escrow for like-kind exchange	119,240	—
Notes receivable from property sales	127,550	272,550
Other escrow deposits and other assets	234,820	180,946
	$ 8,262,954	$ 7,804,024
LIABILITIES AND EQUITY		
Indebtedness:		
Secured debt, net of deferred financing costs	$ 34,896	$ 79,563
Unsecured debt, net of deferred financing costs	2,732,686	2,548,938
Unsecured line of credit	—	30,000
	2,767,582	2,658,501
Liabilities related to real estate investments held-for-sale	2,515	—
Construction payables and amounts due subcontractors, including retentions	70,310	92,288
Accrued real estate taxes	85,684	73,358
Accrued interest	28,680	16,153
Other liabilities	242,744	205,433
Tenant security deposits and prepaid rents	44,167	45,048
Total liabilities	3,241,682	3,090,781
Shareholders' equity:		
Common shares	3,663	3,589
Additional paid-in capital	5,472,510	5,244,375
Accumulated other comprehensive loss	(42,104)	(4,676)
Distributions in excess of net income	(476,136)	(585,087)
Total shareholders' equity	4,957,933	4,658,201
Noncontrolling interests	63,339	55,042
Total equity	5,021,272	4,713,243
	$ 8,262,954	$ 7,804,024

Duke Realty Corporation and Subsidiaries
Summary of EPS, FFO and AFFO
Three Months Ended September 30,
(Unaudited and in thousands, except per share amounts)

	2019			2018		
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	**$ 226,566**			**$ 53,025**		
Less dividends on participating securities	(350)			(394)		
Net income per common share-basic	**226,216**	**362,416**	**$ 0.62**	**52,631**	**357,898**	**$ 0.15**
Add back:						
Noncontrolling interest in earnings of unitholders	1,968	3,142		495	3,302	
Other potentially dilutive securities	350	1,713		—	210	
Net income attributable to common shareholders-diluted	**$ 228,534**	**367,271**	**$ 0.62**	**$ 53,126**	**361,410**	**$ 0.15**
Reconciliation to FFO						
Net income attributable to common shareholders	**$ 226,566**	**362,416**		**$ 53,025**	**357,898**	
Adjustments:						
Depreciation and amortization	83,924			78,855		
Depreciation, amortization and other - unconsolidated joint ventures	2,858			2,367		
Gains on sales of properties	(173,758)			(29)		
Gains on land sales	(3,869)			(3,915)		
Income tax benefit triggered by sales of real estate assets	(536)			(897)		
Gains on sales of real estate assets - unconsolidated joint ventures	(332)			(2,008)		
Noncontrolling interest share of adjustments	788			(680)		
NAREIT FFO attributable to common shareholders - basic	**135,641**	**362,416**	**$ 0.37**	**126,718**	**357,898**	**$ 0.35**
Noncontrolling interest in income of unitholders	1,968	3,142		495	3,302	
Noncontrolling interest share of adjustments	(788)			680		
Other potentially dilutive securities		1,713			2,117	
NAREIT FFO attributable to common shareholders - diluted	**$ 136,821**	**367,271**	**$ 0.37**	**$ 127,893**	**363,317**	**$ 0.35**
Gains on involuntary conversion - including share of unconsolidated joint venture	(1,300)			(1,397)		
Loss on debt extinguishment	—			89		
Non-incremental costs related to successful leases	1,123			—		
Core FFO attributable to common shareholders - diluted	**$ 136,644**	**367,271**	**$ 0.37**	**$ 126,585**	**363,317**	**$ 0.35**
AFFO						
Core FFO - diluted	$ 136,644	367,271	$ 0.37	$ 126,585	363,317	$ 0.35
Adjustments:						
Straight-line rental income and expense	(5,282)			(6,445)		
Amortization of above/below market rents and concessions	(1,742)			(593)		
Stock based compensation expense	2,045			2,208		
Noncash interest expense	1,513			1,443		
Second generation concessions	(300)			—		
Second generation tenant improvements	(3,227)			(4,043)		
Second generation leasing costs	(5,253)			(4,440)		
Building improvements	(4,203)			(1,417)		
AFFO - diluted	**$ 120,195**	**367,271**		**$ 113,298**	**363,317**	

Duke Realty Corporation and Subsidiaries
Summary of EPS, FFO and AFFO
Nine Months Ended September 30,
(Unaudited and in thousands, except per share amounts)

	2019			2018		
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	**$ 342,170**			**$ 319,833**		
Less dividends on participating securities	(1,125)			(1,249)		
Net income per common share-basic	**341,045**	**360,424**	**$ 0.95**	**318,584**	**357,235**	**$ 0.89**
Add back:						
Noncontrolling interest in earnings of unitholders	2,971	3,118		3,002	3,350	
Other potentially dilutive securities	1,125	1,801		1,249	2,160	
Net income attributable to common shareholders-diluted	**$ 345,141**	**365,343**	**$ 0.94**	**322,835**	**362,745**	**$ 0.89**
Reconciliation to FFO						
Net income attributable to common shareholders	**$ 342,170**	**360,424**		**$ 319,833**	**357,235**	
Adjustments:						
Depreciation and amortization	242,920			232,216		
Depreciation, amortization and other - unconsolidated joint ventures	7,628			6,647		
Gains on sales of properties	(204,441)			(197,898)		
Gains on land sales	(6,569)			(7,221)		
Income tax expense triggered by sales of real estate assets	6,465			9,495		
Gains on sales of real estate assets - unconsolidated joint ventures	(4,859)			(8,186)		
Noncontrolling interest share of adjustments	(353)			(326)		
NAREIT FFO attributable to common shareholders - basic	**382,961**	**360,424**	**$ 1.06**	**354,560**	**357,235**	**$ 0.99**
Noncontrolling interest in income of unitholders	2,971	3,118		3,002	3,350	
Noncontrolling interest share of adjustments	353			326		
Other potentially dilutive securities		1,801			2,160	
NAREIT FFO attributable to common shareholders - diluted	**$ 386,285**	**365,343**	**$ 1.06**	**$ 357,888**	**362,745**	**$ 0.99**
Gains on involuntary conversion - including share of unconsolidated joint venture	(3,559)			(1,397)		
Loss on debt extinguishment	13			240		
Non-incremental costs related to successful leases	6,726			—		
Core FFO attributable to common shareholders - diluted	**$ 389,465**	**365,343**	**$ 1.07**	**$ 356,731**	**362,745**	**$ 0.98**
AFFO						
Core FFO - diluted	$ 389,465	365,343	$ 1.07	$ 356,731	362,745	$ 0.98
Adjustments:						
Straight-line rental income and expense	(16,066)			(17,759)		
Amortization of above/below market rents and concessions	(4,546)			(1,598)		
Stock based compensation expense	17,258			18,238		
Noncash interest expense	4,577			4,244		
Second generation concessions	(334)			(135)		
Second generation tenant improvements	(8,306)			(12,194)		
Second generation leasing commissions	(14,198)			(16,232)		
Building improvements	(6,747)			(3,165)		
AFFO - diluted	**$ 361,103**	**365,343**		**$ 328,130**	**362,745**	

Duke Realty Corporation and Subsidiaries
Reconciliation of Same Property Net Operating Income Growth
(Unaudited and in thousands)

	Three Months Ended	
	September 30, 2019	September 30, 2018
Income from continuing operations before income taxes	$ 227,883	$ 52,405
Share of same property NOI from unconsolidated joint ventures	4,277	4,063
Income and expense items not allocated to segments	(61,216)	98,638
Earnings from service operations	(2,315)	(1,256)
Properties not included and other adjustments	(37,280)	(26,093)
Same property NOI - Cash Basis	$ 131,349	$ 127,757
Percent Change	2.8%	

	Nine Months Ended	
	September 30, 2019	September 30, 2018
Income from continuing operations before income taxes	$ 351,221	$ 329,072
Share of same property NOI from unconsolidated joint ventures	12,696	12,014
Income and expense items not allocated to segments	137,881	115,021
Earnings from service operations	(5,423)	(5,160)
Properties not included and other adjustments	(103,996)	(77,021)
Same property NOI - Cash Basis	$ 392,379	$ 373,926
Percent Change	4.9%	

Duke Realty Corporation and Subsidiaries
Reconciliation of 2019 FFO Guidance
(Unaudited)

	Pessimistic	Optimistic
Net income attributable to common shareholders - diluted	**$ 1.11**	**$ 1.27**
Depreciation and gains on sales of real estate assets (including share of unconsolidated joint ventures)	0.26	0.18
NAREIT FFO attributable to common shareholders - diluted	**$ 1.37**	**$ 1.45**
Non-incremental costs related to successful leases	0.04	0.02
Loss on debt extinguishment	0.02	0.02
Other reconciling items	(0.01)	(0.03)
Core FFO attributable to common shareholders - diluted	**$ 1.42**	**$ 1.46**